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                                                                   EXHIBIT 10.81


                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of December 4, 2000, by and between FUTURELINK CORP., a Delaware corporation ("Company"), and Howard E. Taylor ("Executive").

                                        I
                                   EMPLOYMENT

        1.1 Position and Duties. The Company hereby engages and employs Executive as President and Chief Executive Officer, reporting to the Company's Board of Directors (the "Board"), and Executive hereby agrees to such employment with the Company, on the terms set forth in this Agreement.

        The Board may provide such additional designations of title to Executive as the Board, in its discretion, may deem appropriate. Executive shall perform the duties and functions of a similarly situated president and chief executive officer in a publicly owned company, in accordance with this Agreement and the directions of the Board and applicable law.

        1.2 Best Efforts. Executive agrees to devote his full time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, and not to engage in any other employment activities. Notwithstanding anything herein to the contrary, Executive shall not be precluded from (a) engaging in charitable activities and community affairs; or (b) managing his personal investments and affairs; provided however, that such additional activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

                                       II
                            COMPENSATION AND BENEFITS

        2.1 Base Salary. For all services to be rendered by Executive under this Agreement, the Company agrees to pay Executive an annual base salary of three hundred twenty-five thousand dollars ($325,000.00) payable in accordance with the normal payroll practices of the Company. Executive's salary will be reviewed for possible increase on an annual basis, in the Board's sole and absolute discretion.

        2.2 Bonus. Executive will be eligible for an annual performance bonus (the "Annual Performance Bonus") of two hundred fifty thousand dollars ($250,000.00), paid in cash on an annual basis within forty-five (45) days after the end of the fiscal year. The Annual Performance Bonus will be earned by Executive if the Company achieves mutually agreed upon corporate performance targets established in writing between Executive and the Board prior to the commencement of the fiscal year. In addition to the Annual Performance Bonus, Executive will be eligible for a one time performance-based bonus consisting of a grant of an option to acquire two hundred thousand (200,000) shares of the Company's common stock which shall vest on December 31, 2001 if the Company achieves mutually agreed upon corporate performance targets established in writing between Executive and the Board prior to the commencement of the fiscal year, but if not vested on December 31, 2001 will, in any event, vest on December 31, 2004 provided Executive is still employed by the Company on that date.


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        2.3 Other Benefits. The Company shall provide to Executive the following benefits:

            (a) An annual vacation leave of four (4) weeks per calendar year at full pay pay, which shall accrue, year-to-year, up to the accrual limits established by company policy.

            (b) The Executive shall be entitled to participate to the same extent as similarity situated Executives in the Company's employee benefits plan as may be in effect at any given time, subject to satisfying any insurability requirements established by the carrier or carriers that provide the benefits, provided, however, that the Company will obtain and maintain at its own expense a life insurance policy on Executive in the face amount of one million dollars ($1,000,000.00) for the benefit of a beneficiary or beneficiaries to be designated by Executive.

            (c) The Executive will receive a grant of an option to acquire up to two million five hundred thousand (2,500,000) shares of common stock. The exercise price of the option shares will be set based on the closing price of the company's common stock on December 1, 2000. Two million (2,000,000) of the shares shall vest in increments of 250,000 shares on the first day of each quarter for eight consecutive quarters commencing on January 1, 2001. The remaining five hundred thousand (500,000) shares shall vest on January 1, 2003. All other terms and conditions pertaining to such options will be governed by the Year 2000 Corporate Stock Option Plan, which is attached as Exhibit "A" to this Agreement, and any subsequent amendments thereto.

            (d) The Company agrees to cover Executive under its Directors and Officers Liability Insurance Policy at no cost to Executive.

            (e) Executive shall be paid a signing bonus in the amount of $650,000, to be paid in two equal installments of $325,000 each, on January 1, 2001 and on April 1, 2001. In the event that Executive voluntarily terminates his employment within twelve (12) months after December 4, 2000, Executive shall, within thirty (30) days of termination of Executive's employment, repay the signing bonus to the Company on a pro rata basis for each month remaining in the initial twelve (12) month period.

        2.4 Expense Reimbursement. The Company shall reimburse Executive in accordance with the Company's policies for reimbursement for all actual and reasonable business expenses incurred by Executive in promoting the business of the Company, provided that (a) such expenditures are of a nature qualifying them as legitimate business deductions, (b) Executive furnishes to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate such expenditures, and (c) such expenses qualify for reimbursement under the Company's expense reimbursement policy. Notwithstanding the foregoing, Executive shall be reimbursed for Executive's reasonable travel and living expenses arising as a result of Executive's activities under this Agreement.

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                                       III
                       TERM AND TERMINATION OF AGREEMEMENT

        3.1 Term. This Agreement takes effect December 1, 2000 and shall have an initial term of twenty-four (24) months, unless earlier terminated by either party. Within ninety (90) days after the end of the initial term, Executive and Company shall, in good faith, attempt to renegotiate the terms of this Agreement. All of the terms and conditions of this Agreement shall remain in effect during this ninety (90) day renegotiation period unless a new agreement is executed sooner. In the event that Executive and Company are unable to agree on mutually acceptable terms for a new agreement, this Agreement shall automatically expire ninety (90) days after the end of the initial term. Upon expiration Company shall have no further obligation to Executive and Executive shall not be entitled to any further compensation other than amounts earned by Executive prior to the expiration date and unpaid as of the expiration date.

        3.2 Termination by Executive. Executive has the right to terminate this Agreement and the Executive's employment hereunder by providing the Company with written notice, which shall provide for an effective date of termination (the "Voluntary Termination Date"). The Executive shall receive the remuneration, benefits and expenses contemplated by this Agreement with respect to periods prior to such Voluntary Termination Date and any options to acquire common stock which may have vested up to and including the Voluntary Termination Date and the Executive shall not be entitled to any other remuneration, reimbursement or payment except as otherwise provided in this Agreement.

        3.3 Termination by Company. The Company has the right to terminate this Agreement and the Executive's employment hereunder at any time without Cause (as defined below) by providing the Executive with written notice setting forth the effective date of termination (the "Company Termination Date").

            (a) In the event the Company terminates the Executive's employment without Cause, the Company shall pay a severance payment to the Executive no later than thirty (30) days following the Company Termination Date, or at such other time as is mutually agreed upon between the Company and the Executive. The severance payment shall not be less than the total of:

                 (i) an amount equal to Executive's monthly base salary as of the Company Termination Date multiplied by six (6); plus

                 (ii) an amount equal to the insurance premium contributions paid on behalf of the Executive under 2.3 (b) for coverage during the month immediately prior to the Company Termination Date, multiplied by six (6); plus

                 (iii) an amount equal to one half of the Annual Performance
                       Bonus.


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            Provided however, that effective December 4, 2002, the severance payment shall be reduced to not less than the total of:

                 (i) an amount equal to Executive's monthly base salary as of the Company Termination Date multiplied by three (3); plus

                 (ii) an amount equal to the insurance premium contributions paid on behalf of the Executive under 2.3 (b) for coverage during the month immediately prior to the Company Termination Date, multiplied by three (3); plus

                 (iii) an amount equal to one quarter of the Annual Performance
                       Bonus.

            (b) Executive acknowledges that other than the foregoing severance payment and the accelerated vesting of stock options as provided in subsection 3.3(d), below, the Executive will not be entitled to any further compensation or notice arising out of the termination without Cause by the Company of the Executive's employment.

            (c) For purposes of this Agreement, "Cause" shall mean (i) the willful refusal of Executive to comply with a lawful instruction of the Board; (ii) an act or acts of personal dishonesty by Executive that were intended to result in personal enrichment of Executive at the expense of the Company;
                 (iii) Executive's conviction of any felony involving an act of moral turpitude; or (iv) Executive's gross negligence, gross incompetence, gross insubordination or gross misconduct, intentional or persistent failure to perform stated duties or abide by the Company's policies, or material breach of any provision of this Agreement, including without limitation any representation or covenant contained in Article VI, Article VII or Article VIII of this Agreement.

            (d) Upon a termination without Cause by the Company, the Company agrees that it will accelerate the vesting dates pursuant to any and all stock option agreements outstanding between Executive and the Company (the "Option Agreements") granting Executive the right for a period of ninety (90) days commencing on the Company Termination Date to purchase that number of shares for which options have been granted which are not yet vested, and which are scheduled to vest within twelve (12) months following the Company Termination Date, irrespective of whether or not the vesting requirements set forth in the Company's Stock Option Plan or the Option Agreements have been satisfied. Any Option Agreements and any and all rights the Executive has or may have pursuant to any Option Agreements shall terminate and otherwise be extinguished on the date ninety-one (91) days following the Company Termination Date. In the event that any of the terms of such options are not ascertainable or in the event that applicable securities legislation precludes the acceleration of the vesting dates in the manner described herein, the Company agrees to compensate the Executive by way of a cash payment with that amount of money to which the Executive would have been entitled if Executive had exercised any such option on the Company Termination Date at the price pursuant to the Option Agreements and sold the securities on the NASDAQ Stock Market or other markets on which the Company's common stock is listed for trading, less the aggregate exercise price of such options. The price used to determine such cash payment shall be based upon the average trading price of the Company's common stock during the last five trading days preceding the Company Termination Date. In the event the foregoing cannot be determined, then the market price shall be established by a qualified independent valuator approved by the independent members of the Board of Directors of the Company. In the further event that such average trading price or current market price does not exceed the exercise price, no amount shall be payable by the Company under this Section.


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                                       IV
                                     RELEASE

        4.1 Release. In the event of termination in accordance with section 3.3 above, and as a condition to the payments to the Executive described therein and the additional provisions of this Agreement, the Executive agrees to execute a release agreement (in a form satisfactory to the Company) forever releasing and discharging the Company and its officers, directors, employees, agents and representatives, from any and all obligations to pay any further amounts or benefits to the Executive with respect to the Executive's employment or the termination thereof.

                                        V
                                CHANGE OF CONTROL

        5.1 Change of Control. In the event of a Change of Control (defined as meaning any of the following events: (i) consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation and the shareholders of the Company immediately prior to such merger or consolidation own less than 51% of the surviving company; or (ii) consummation of any sale, lease, exchange, or other transfer, whether voluntary or involuntary, in one transaction or a series of related transactions, of all or substantially all of the Company's assets, other than a transfer of the Company's assets to a majority-owned subsidiary corporation; or (iii) a change in ownership of 60% or more of the Company's then outstanding capital stock, in one or more of a series of related transactions occurring within a period of four (4) months, in which one or more person(s) acquires 60% or more of the Company's then outstanding capital stock), occurs and in the further event that:

            (a) Executive's employment with the Company is terminated by the Company other than for "Cause" as that term is defined under this Agreement within six (6) months of the date of a Change of Control; or

            (b) Executive does not continue to be employed by the Company at the same title, or with the same level of responsibility or compensation or with benefits at least commensurate with the Executive's existing level of responsibility and compensation immediately prior to the Change of Control and Executive elects in a written notice to the Company within six (6) months of the date of a Change of Control to treat the Executive's employment as being terminated as a result of such reduction(s), with the termination of Executive's employment being effective as of the date such written notice is delivered to the Company;

then the Company agrees to accelerate the vesting dates pursuant to the Option Agreements granting Executive the right for a period of ninety (90) days commencing on the Voluntary Termination Date to purchase that number of shares for which options have been granted which are not yet vested or exercised, irrespective of whether or not the vesting requirements set forth in the Company's Stock Option Plan or the Option Agreements have been satisfied. For the purposes of this section, the "Voluntary Termination Date" shall be the date upon which Executive provides the notice described in Section 3.2 of this Agreement. Any Option Agreements and any and all rights Executive has or may have pursuant to any Option Agreements shall terminate and otherwise be extinguished on the date ninety-one (91) days


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following the Voluntary Termination Date. In the event that any of the terms of such option are not ascertainable or in the event that applicable securities legislation precludes the acceleration of the vesting dates in the manner described herein, the Company agrees to compensate Executive by way of a cash payment with that amount of money which Executive would have been entitled to if Executive had exercised any such option on the Voluntary Termination Date at the price pursuant to the Option Agreements and sold the securities on The NASDAQ Stock Market or other markets on which the Company's common stock is listed for trading. The price used to determine such cash payment shall be based upon the average trading price of the Company's common stock during the last five trading days preceding the Voluntary Termination Date. In the event the foregoing cannot be determined, then the market price shall be established by a qualified independent valuator approved by the independent members of the Board of Directors of the Company. In the further event that such average trading price or current market price does not exceed the exercise price, no amount shall be payable by the Company under this Section.

                                       VI
                          NONDISCLOSURE OF INFORMATION
                        AND NON-SOLICITATION OF EMPLOYEES

        6.1 Nondisclosure of Confidential Information. Except in the performance of Executive's duties hereunder, Executive shall not disclose to any person or entity or use for his own direct or indirect benefit any Confidential Information (as defined below) pertaining to the Company obtained by Executive in the course of his employment with the Company. For purposes of this Agreement, "Confidential Information" shall include the Company's products, services, processes, suppliers, customers, customers' account executives, employees, financial, sales and distribution information, price lists, identity and list of actual and potential customers, trade secrets, technical information, business plans, strategies and other information of a proprietary nature to the extent that such information has not been publicly disseminated by the Company, other than through a breach hereof or through other lawful means.

        6.2 Return of Information. Upon termination of Executive's employment, Executive will deliver to the Company all customer lists, proposals, reports, memoranda, computer software and programming, budgets and other financial information, and other materials or records or writings of any type (including any copies thereof and regardless of the medium in which the information exists) made, used or obtained by Executive in connection with Executive's employment by the Company, and which are then in Executive's care, custody, or control.

        6.3 Non-Solicitation. Executive agrees that, so long as Executive is employed by the Company and for a period of two (2) years after termination of Executive's employment for any reason, Executive shall not, without the Company's written consent (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company, (b) usurp any opportunity of the Company that Executive became aware of during his tenure at the Company or which is made available to him on the basis of the belief that Executive is still employed by the Company, or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client with the Company.


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                                       VII
                                   NON-COMPETE

        7.1 No Competition. Executive agrees that given the extent and nature of the Confidential Information Executive obtains during the course of Executive's employment, it would be inevitable that such Confidential Information would be disclosed or utilized by Executive should Executive obtain employment from, or other become associated with, an entity or person that is engaged in any business competitive with that of the Company. In order to protect the Confidential Information Executive obtains during the course of Executive's employment, Executive agrees that, so long as Executive is employed by the Company and for a period of one (1) year after Executive's employment is terminated, Executive shall not, without the prior written consent of the Company, which shall not be unreasonably or without justification withheld, either directly or indirectly, including without limitation through a partnership, joint venture, corporation or other entity or as a consultant, director or employee, engage in any business competitive with that of the Company.

        The parties hereto agree that both the scope and nature of the covenant and the duration for which the covenant not to compete set forth in this Article VII is to be effective are reasonable in light of all facts and circumstances. In the event that any provision of this Agreement, including without limitation any provision of this Article VII, shall to any extent be held invalid, unreasonable or unenforceable, in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall have the power, and is hereby asked by the parties, to reduce the scope, duration and/or areas of such provisions (and to substitute appropriate provisions for any such unenforceable provisions) in order to make such provisions enforceable to the fullest extent permitted by law, and/or to delete specific words and phrases, and such modified provisions shall then be enforceable and shall be enforced.

                                      VIII
                       TRADE SECRETS AND NON-SOLICITATION

        8.1 Executive hereby represents and warrants that during the term of this Agreement, except to the extent permitted by contract, law or equity, Executive shall not (a) use or disclose legally protected trade secrets or other confidential information obtained by Executive during the course of Executive's employment with prior employers, (b) engage in any competitive business activities, enter into any business relationships, or solicit any business in violation of any agreement entered into with a prior employer, or (c) violate any other negative covenants imposed on Executive during the course of Executive's employment with a prior employer, including, but not limited to, covenants not to solicit the employment of persons employed by prior employers of Executive.


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                                       IX
                              TERMINATION FOR CAUSE

        9.1 Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement and the Executive's employment hereunder forthwith for Cause without any further notice or payment. In the event of termination for Cause, Executive shall forfeit all right to any compensation, bonuses, unvested stock options, and any other payments provided however, that Executive shall be entitled to the compensation, bonuses and reimbursements earned prior to the date of termination for Cause.

                                        X
                                  MISCELLANEOUS

        10.1 Arbitration. Any disputes or controversy between the parties to this Agreement, including allegations of fraud and misrepresentation arising from or as a result of this Agreement, the resulting business dealings between Company and Executive, Executive's employment or the termination thereof, including any claims of discrimination or other claims under any federal, state, or local law or regulation now in existence or hereinafter enacted concerning in any way the subject of Executive's employment with Company or its termination, shall be resolved, after the parties attempt informal resolution, exclusively by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. All arbitration hearings shall be held in Orange County, California within one hundred twenty
(120) days from the date arbitration is demanded by any of the parties and the arbitrator shall render a written decision within thirty (30) days after the arbitration hearing has concluded. The decision of the arbitrator shall be final and binding on all parties, and may be entered as a judgment by any party with any federal or state court of competent jurisdiction. The parties to the arbitration hearing shall share any filing fees and arbitrator's fees which must be paid in advance of the hearing equally; however, as set forth below the prevailing party shall be entitled to recover from the losing party all costs that it has incurred as a result of the arbitration hearing, including fees paid to the arbitrator, travel costs and attorneys' fees. This provision shall not alter the rights of the parties to seek and obtain the provisional equitable remedies provided under any applicable state or federal law.

        10.2 No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

        10.3 Governing Law. This Agreement shall be construed and enforced in accordance with the substantive laws and decisions of the State of California, without regard to its choice of laws provisions.

        10.4 Entire Agreement; Modifications. This Agreement represents the entire agreement between the parties with respect to the matters set forth herein and supersedes all prior agreements and understandings between the parties relating to the employment of Executive by the Company, and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any other provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

        10.5 Jurisdiction; Venue. The parties do hereby agree and submit to personal jurisdiction in the State of California for the purposes of any proceedings brought to enforce or construe the terms of this Agreement or to resolve any dispute or controversy relating to Executive's employment or arising under, as a result of, or in connection with this Agreement, and do hereby agree and stipulate that any such proceedings shall be venued and held in Orange County, California.

        10.6 Severability. If any provision of this Agreement, or any word, phrase, clause, sentence or other portion thereof (including, without limitation, any geographic and temporal restrictions and provisions contained in this Agreement), is held by a court of competent jurisdiction to be invalid, void or unenforceable for any reason, such provision or portion thereof will be modified or deleted in such a manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.


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        10.7 Representation by Counsel. Executive acknowledges that Executive has been represented by legal counsel in connection with this Agreement and has consulted with such legal counsel.

        10.8 Counterparts. This Agreement may be executed in counterparts, all of which taken together will constitute one validly executed and enforceable instrument.

        10.9 References. This Agreement is conditional upon completion of satisfactory business references and background verification in the sole discretion of the Company.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

"COMPANY"                                       "EXECUTIVE"

FUTURELINK CORP.



/s/ PHILIP R. LADOUCEUR                         /s/ HOWARD E. TAYLOR
--------------------------------------          --------------------------------
By: Philip R. Ladouceur,                            Howard E. Taylor
Its: Chairman of the Board



/s/ RICHARD M. WHITE
--------------------------------------
By: Richard M. White
Its: Executive Vice President,
     Chief Financial Officer



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